UNDERWRITING AGREEMENT


         This agreement made this 30th day of January, 1990, by and between FIRST INVESTORS LIFE INSURANCE COMPANY (hereinafter referred to as "FIL"); First Investors Life Variable Annuity Fund C (hereinafter referred to as the "Separate Account") which is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and FIRST INVESTORS CORPORATION (hereinafter referred to as the "Underwriter").

                                   Witnesseth:

         FIL and the Separate Account invite the Underwriter to form a selling group of broker/dealers to distribute the Variable Annuity Contracts issued by FIL and the Separate Account (hereinafter referred to as the "selling group") and each broker/dealer joining such selling group (hereinafter referred to as a "member") shall do so pursuant to an effective dealer agreement with the Underwriter containing the following terms and conditions applicable to such selling group members and which ought to be included therein to make such terms and conditions enforceable against such members by FIL, the Separate Account and the Underwriter:

            1. All applications for Variable Annuity Contracts shall be made on application forms supplied by FIL and all initial payments collected shall be remitted in full together with such application forms, signed by the applicants, directly to the executive office of FIL at 120 Wall Street, New York, N.Y. 10005. Checks or money orders in payment thereof shall be drawn to the order of "First Investors Life Insurance Company". Payments shall not be considered as received until the application has been accepted by FIL, except at the direction and risk of the applicant. After the initial payment has been made and the Variable Annuity Contract has been issued, the contract owner or participant shall make all, if any, future payments directly to FIL at such address as it may from time to time designate.

            2. Applications shall be processed by FIL at the public offering price then in effect as described in the current Variable Annuity Contract prospectus. All applications are subject to acceptance or rejection by the FIL at its sole discretion.

            3. When and so long as requested by the Underwriter, subject to the limitation that total commissions and concessions cannot exceed the percentages shown in Table A, FIL will make payment of concessions (commissions for members) directly to members with respect to the sale of Variable Annuity Contracts as directed by the Underwriter from time to time. Subject to the foregoing, FIL will make payment of the commissions for all Variable Annuity Contract premiums to the Underwriter as set forth in Table A attached, as consideration for the Underwriter's undertaking to assume, among other things, all costs associated with the distribution of the Variable Annuity Contracts, including sales literature and mutual fund prospectuses, but not including the Variable Annuity Contract prospectuses, Variable Annuity registration statements or Variable Annuity

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                  registration  fees  nor  the  Separate  Account   registration
                  statements, reports and fees, nor any costs directly incurred by FIL or its employees in aiding the Underwriter in such distribution efforts. As required by Federal Securities Laws and regulations, all sales literature must be first submitted
                  by  the   Underwriter   for  clearance  with  the  appropriate
                  regulatory   authorities.   Further,   as  required  by  State
                  Insurance laws and  regulations,  all sales literature must be
                  first   submitted  by  FIL  for  prior   clearance   with  the
                  appropriate regulatory authorities. FIL and the Underwriter will cooperate in the development of such literature, as requested. No sales literature will be used unless both FIL and the Underwriter have given it prior approval.

         4.       In accepting this invitation, the Underwriter agrees:

                  (a) That members will be made to understand that all applications and/or considerations for Variable Annuity Contracts are to be transmitted promptly to FIL at the appropriate address.

                  (b) That all members will be made to understand that they are to distribute the Variable Annuity Contracts only in those jurisdictions in which such respective Variable Annuity Contracts are registered or qualified for sale or only through those member Registered Representatives who are fully licensed with FIL to sell Variable Annuity Contracts in the jurisdictions involved.

            5. Any party shall have the right to cancel this agreement after a period of three years (commencing on the date the first Variable Annuity Contract is offered for sale). The signing of this agreement does not make it incumbent upon FIL to license any particular member's Registered Representative as a salesman of Variable Annuity Contracts. All matters dealing with the licensing of one of a member's Registered Representatives under any applicable state insurance law shall be a matter handled directly by the member and the Registered Representative involved; but FIL must be furnished proof of licensing before commission payments may be made.

            6. No person is authorized to make any representations concerning the Variable Annuity Contracts except those contained in the prospectus for the Variable Annuity Contracts and any such information as may be released by FIL or the Underwriter as information supplemental to such prospectus. Additional costs of any prospectus and any printed information issued as supplemental to such prospectus shall be supplied by FIL to the Underwriter for members of the selling group in reasonable quantities upon request, or where appropriate, directly to the member's Registered Representative.

         7. Any notice shall be deemed to have been given if mailed to the Underwriter's address as registered from time to time with the National Association of Securities Dealers, Inc. Notice is deemed given to FIL if mailed to its executive office address.

         8. FIL and the Underwriter shall each comply with all applicable Federal and State laws, rules and regulations. Further, the Underwriter will by agreement arrange for each member of the selling group to do the same.

         9. FIL agrees to indemnify and hold harmless the Underwriter and/or any member and each person, if any, who controls the Underwriter or any member, their agents and employees, against any and all loss, liability, claims, damage, and expenses whatsoever reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim whatsoever arising out of any untrue or alleged untrue statement of a material fact contained in the prospectus, registration statement, in any sales material prepared by FIL or supplied to any member through the Underwriter by FIL or in any application ("application") filed in any state in order to qualify the same for sale or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         10. The Underwriter agrees and by agreement will arrange for each member of the selling group to indemnify and hold harmless FIL and each person, if any, who controls FIL, its agents, subsidiaries and employees, against any and all loss, liability, claims, damage, and expense whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim (whatsoever) arising out of any untrue or alleged untrue statement or representation made (except as such statements may be made in reliance on the prospectus, registration statement and sales material supplied by FIL), the failure to deliver a currently effective prospectus, or the use of any unauthorized sales literature by the Underwriter or any member, and their employees, in connection with the sale of the subject Variable Annuity Contracts.

         11. Nothing herein contained shall require FIL or the Underwriter or any member to take any action contrary to any provision of their charters or to any applicable statute or regulation.

         12. This Agreement shall become effective as of the date hereof and shall continue in force and effect from year to year thereafter; provided, however, this Agreement shall terminate in the event of its "assignment" as such term is defined in the Investment Company Act of 1940, as amended.

         13. This Agreement shall be construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

FIRST INVESTORS CORPORATION                       FIRST INVESTORS LIFE INSURANCE
                                                  COMPANY


By /s/ David D. Grayson                           By /s/ Richard H. Gaebler
   --------------------                                  ------------------
         President                                           President


                                                  FIRST INVESTORS LIFE VARIABLE
                                                  ANNUITY FUND A



                                                  By First Investors Life
                                                  Insurance Company, Depositor


                                                  By /s/ Larry M. Falcon
                                                         Vice President


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                                     TABLE A

                             UNDERWRITER COMMISSIONS


         Kind of Policy                                               Total
                                                                    Commission

         Individual Single payment:

                  Less than $25,000..................................  7.25%
                  $25,000 but less than $50,000......................  6.25%
                  $50,000 but less than $100,000.....................  4.75%
                  $100,000 but less than $250,000....................  3.50%
                  $250,000 but less than $500,000....................  2.50%
                  $500,000 but less than $1,000,000..................  2.00%
                  $1,000,000 and over................................  1.50%